FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Court Street Trust II

Fund	Fidelity Connecticut Municipal Money Market Fund
Trade Date	6/12/14
Settle Date	6/26/14
Security Name	CT ST GO 14D 2% 6/15/2015
CUSIP	20772JUQ3
Price	101.811
Transaction Value	$ 10,181,100.00
Class Size	$ 120,000,000
% of Offering	8.333%
Underwriter Purchased From	William Blair & Company
Underwriting Members: (1)	William Blair & Company
Underwriting Members: (2)	Rice Financial Products Company
Underwriting Members: (3)	J.P. Morgan
Underwriting Members: (4)	Janney Montgomery Scott
Underwriting Members: (5)	RBC Capital Markets
Underwriting Members: (6)	BofA Merrill Lynch
Underwriting Members: (7)	Blaylock Beal Van, LLC
Underwriting Members: (8)	Citigroup
Underwriting Members: (9)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (10)	Fidelity Capital Markets
Underwriting Members: (11)	Goldman, Sachs & Co.
Underwriting Members: (12)	Jefferies
Underwriting Members: (13)	KeyBanc Capital Markets Inc.
Underwriting Members: (14)	Lebenthal & Co.
Underwriting Members: (15)	Piper Jaffray & Co.
Underwriting Members: (16)	Ramirez & Co., Inc.
Underwriting Members: (17)	Roosevelt & Cross, Inc.
Underwriting Members: (18)	U.S. Bancorp Investments, Inc.
Underwriting Members: (19)	Wells Fargo Securities